                                  EXHIBIT 12

              Computation of Ratios of Earnings to Fixed Charges
                            (dollars in thousands)


                                                                          Nine Months
                                               Year Ended December 31,          Ended
                                                                        September 30,
- ------------------------------------------------------------------------------------
                  1989        1990       1991        1992        1993           1994
- ------------------------------------------------------------------------------------
 Net Income    $21,515     $28,982    $34,225    $ 51,358    $ 63,636       $ 56,530

 Interest
 Expense        34,614      43,494     56,886      58,159      62,193         50,101
               -------     -------    -------    --------    --------       --------
 Total         $56,129     $72,476    $91,111    $109,517    $125,829       $106,631
               =======     =======    =======    ========    ========       ========


 Ratio            1.62        1.67       1.60        1.88        2.02          2.13

For purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1989, 1990, 1991, 1992 and 1993, and for the nine-month period ended September 30, 1994, net income has been added to interest expense and that sum has been divided by such interest expense.